Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FULL FISCAL YEAR AND FOURTH QUARTER

FISCAL 2023 RESULTS

•	Financial Highlights
•	Gross Profit for the fourth fiscal quarter and fiscal 2023 increased $9.6 million, or 5%, and $79.2 million, or 9%, respectively, compared to the prior year periods.
•	Margin per gallon for the fourth fiscal quarter and fiscal 2023 increased 10% and 12%, respectively, compared to the prior year periods.
•	Net loss attributable to Ferrellgas Partners, L.P. was $29.1 million for the fourth fiscal quarter compared to a net loss of $19.4 million in the prior year period. Net earnings attributable to Ferrellgas Partners, L.P. was $136.9 million and $148.0 million for fiscal 2023 and 2022, respectively.
•	Adjusted EBITDA for the fourth fiscal quarter decreased by $5.2 million, or 15%, compared to the prior year period. For fiscal 2023, Adjusted EBITDA increased by $20.1 million, or 6%, compared to fiscal 2022.
•	Company Highlights
•	On July 31, 2023, Ferrellgas announced the appointment of Tamria Zertuche as President and CEO, effective August 1, 2023.
•	Ferrellgas celebrated the 25th anniversary of its Employee Stock Ownership Plan (ESOP).
•	Ferrellgas honored drivers who had a perfect non-incident year with Incident Free Safety Awards. Additionally, 208 employees received Ferrellgas Flame Awards and Blue Rhino recognized three Golden Rhino Award recipients in the fourth fiscal quarter.

Liberty, MO., September 29, 2023 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal year (“fiscal 2023”) and fourth fiscal quarter ended July 31, 2023.

“We are honored to have the very best professional drivers in the industry, and this year we celebrated hundreds of our drivers with an Incident Free Safety Award they will proudly display on their vehicles,” said James E. Ferrell, Executive Chairman and Chairman of the Board for Ferrellgas. “Our customers know they can trust their needs for clean, affordable energy to our 4,000-plus safety minded employee-owners.”

Gross profit increased $9.6 million, or 5%, for the fourth fiscal quarter, and $79.2 million, or 9%, for fiscal 2023 compared to the respective prior year periods. The positive change was primarily driven by favorable margins, and partially offset by a decrease in wholesale gross profit attributable to an increase in cost of sales related to our tank exchange business. Revenues decreased $45.7 million, or 12%, for the fourth fiscal quarter related to lower overall cost of product as compared to the prior year period. For fiscal 2023, revenues decreased $88.1 million, or 4%. Right-timed deliveries drove a 3% decrease in gallons sold both for the fourth fiscal quarter and fiscal 2023 as well as warmer weather trends when considering fiscal 2023. Margin per gallon increased $0.12, or 10%, in the fourth fiscal quarter and $0.13, or 12%, in fiscal 2023.

We recognized a net loss attributable to Ferrellgas Partners, L.P. of $29.1 million and $19.4 million in the fourth fiscal quarter of fiscal 2023 and 2022, respectively. In fiscal 2023 and 2022, we had net earnings attributable to Ferrellgas Partners, L.P. of $136.9 million and $148.0 million, respectively. Operating expense as a percentage of total revenue increased 27% for the fourth fiscal quarter and 12% for fiscal 2023.

Fourth fiscal quarter results were impacted by an increase of $10.6 million in operating loss as operating expense increased $14.8 million primarily due to the Company increasing personnel for growth projects, including increased acquisitions and the expansion by the company’s tank exchange brand, Blue Rhino, into self-service vending. These expenses were partially offset by the $9.6 million increase in gross profit discussed above.

The $11.1 million decrease in net earnings attributable to Ferrellgas Partners, L.P. for fiscal 2023 compared to fiscal 2002 corresponds with an $11.4 million decrease in operating income driven by a $56.9 million increase in operating expense and an $18.0 million increase in general and administrative expense. The increase in operating expense was primarily due to increases of approximately $28.8 million in personnel expense from planned increases in compensation across the company and the addition of service technicians in high-growth areas. In addition, the company had a planned expense of $13.3 million in vehicle repairs, maintenance, and fuel costs due to continued high market costs in these growth areas for fiscal 2023. The remainder of the increase was primarily related to higher claims costs. The increase in general and administrative expense was primarily due to a $13.8 million increase in legal costs associated with a non-core business and $2.1 million of non-recurring costs related to the implementation of an ERP system as part of our business transformation initiatives.

Adjusted EBITDA, a non-GAAP financial measure, decreased by $5.2 million, or 15%, to $29.0 million in the fourth fiscal quarter compared to $34.2 million in the prior year quarter. The change was primarily due to the $9.7 million increase in net loss attributable to Ferrellgas Partners, L.P., as noted above, and favorable EBITDA adjustments for asset sales and disposals, business transformation costs and legal fees related to a non-core business, which aggregated to $6.1 million.

Adjusted EBITDA increased $20.1 million, or 6%, to $360.2 million for fiscal 2023 compared to $340.1 million in fiscal 2022. This was primarily the result of margin performance from retail operations which was $83.8 million favorable relative to fiscal 2022, partially offset by increases in operating, general and administrative expenses, some of which are non-recurring and factored into the adjustments to EBITDA.

On July 31, 2023, the Company announced the appointment of Tamria Zertuche as President and CEO, and the appointment of Mr. Ferrell to Executive Chairman of the Board, both effective August 1, 2023.  As Chief Operating Officer, Ms. Zertuche transformed Ferrellgas into a technology-enabled logistics company while also significantly improving financial performance. Her background in information technology and 19 years with Ferrellgas in positions of increasing responsibility have well prepared her for this new leadership role.

On July 17, 1998, Mr. Ferrell transferred his family’s equity interest in the company to an Employee Stock Ownership Trust. This allowed employee ownership of the company through an ESOP, which is still celebrated 25 years later by our employee-owners, who continue to demonstrate excellence.

The Company had more than 200 nominations for Ferrellgas Flame awards during the fourth fiscal quarter, including 27 in Safety, 87 in Customer Service, 20 in Innovation, and 74 in Leadership. This employee recognition program is yet another way Ferrellgas shows appreciation to its most valuable resource, its employee-owners. In addition to performance recognition, Ferrellgas believes in education and continuous improvement. The Golden Rhino Award program recognizes a Blue Rhino employee or group each quarter from production, operations and corporate for their accomplishments.

On Friday, September 29, 2023, the Company will conduct a teleconference at https://edge.media-server.com/mmc/p/qxo7mic3 to discuss the results of operations for the fiscal year ended July 31, 2023. The webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at more than 60,000 locations nationwide. Ferrellgas was named one of Newsweek’s Most Trustworthy Companies in America in 2023. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 29, 2023. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward-Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2023, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	July 31, 2023	July 31, 2022

Current assets:
Cash and cash equivalents (including $11,126 and $11,208 of restricted cash at July 31, 2023 and 2022, respectively)	$137,347	$158,737
Accounts and notes receivable, net	159,379	150,395
Inventories	98,104	115,187
Price risk management asset	11,966	43,015
Prepaid expenses and other current assets	29,135	30,764
Total current assets	435,931	498,098

Property, plant and equipment, net	615,174	603,148
Goodwill, net	257,006	257,099
Intangible assets (net of accumulated amortization of $349,614 and $440,121 at July 31, 2023 and 2022, respectively)	106,615	97,638
Operating lease right-of-use assets	57,839	72,888
Other assets, net	58,838	79,244
Total assets	$1,531,403	$1,608,115

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$35,115	$57,586
Current portion of long-term debt	2,597	1,792
Current operating lease liabilities	24,600	25,824
Other current liabilities	197,030	218,610
Total current liabilities	259,342	303,812

Long-term debt	1,456,184	1,450,016
Operating lease liabilities	34,235	47,231
Other liabilities	29,084	43,518

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and other offering costs (700,000 units outstanding at July 31, 2023 and 2022)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 units outstanding at July 31, 2023 and 2022)	(1,205,103)	(1,229,823)
Class B (1,300,000 units outstanding at July 31, 2023 and 2022)	383,012	383,012
General partner unitholder (49,496 units outstanding at July 31, 2023 and 2022)	(70,566)	(71,320)
Accumulated other comprehensive income	1,059	37,907
Total Ferrellgas Partners, L.P. deficit	(891,598)	(880,224)
Noncontrolling interest	(7,193)	(7,587)
Total deficit	(898,791)	(887,811)
Total liabilities, mezzanine and deficit	$1,531,403	$1,608,115

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2023	2022	2023	2022
Revenues:
Propane and other gas liquids sales	$320,115	$365,460	$1,916,892	$2,017,879
Other	21,771	22,093	109,573	96,661
Total revenues	341,886	387,553	2,026,465	2,114,540

Cost of sales:
Propane and other gas liquids sales	150,958	207,295	1,003,357	1,174,004
Other	3,221	2,166	15,913	12,509

Gross profit	187,707	178,092	1,007,195	928,027

Operating expense - personnel, vehicle, plant & other	142,948	128,185	577,520	520,603
Operating expense - equipment lease expense	5,781	5,607	23,252	23,094
Depreciation and amortization expense	23,917	24,591	93,370	89,897
General and administrative expense	16,577	13,459	70,738	52,780
Non-cash employee stock ownership plan compensation charge	723	734	2,935	3,170
Loss (gain) on asset sales and disposals	2,763	(52)	5,691	(6,618)

Operating (loss) income	(5,002)	5,568	233,689	245,101

Interest expense	(25,229)	(25,594)	(97,712)	(100,093)
Other income, net	760	427	2,625	4,833

(Loss) earnings before income tax expense	(29,471)	(19,599)	138,602	149,841

Income tax expense	93	156	981	981

Net (loss) earnings	(29,564)	(19,755)	137,621	148,860

Net (loss) earnings attributable to noncontrolling interest (1)	(463)	(363)	740	867

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(29,101)	$(19,392)	$136,881	$147,993

Class A unitholders' interest in net (loss) earnings	$(45,060)	$(83,283)	$10,171	$(18,770)

Net (loss) earnings per unitholders' interest
Basic and diluted net (loss) earnings per Class A Unit	$(9.28)	$(17.14)	$2.09	$(3.86)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Year ended
	July 31,		July 31,
	2023	2022	2023	2022
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(29,101)	$(19,392)	$136,881	$147,993
Income tax expense	93	156	981	981
Interest expense	25,229	25,594	97,712	100,093
Depreciation and amortization expense	23,917	24,591	93,370	89,897
EBITDA	20,138	30,949	328,944	338,964
Non-cash employee stock ownership plan compensation charge	723	734	2,935	3,170
Loss (gain) loss on asset sales and disposal	2,763	(52)	5,691	(6,618)
Other income, net	(760)	(427)	(2,625)	(4,833)
Severance costs includes $51 in operating expense and $593 in general and administrative expense for the year ended July 31, 2023	—	32	644	578
Legal fees and settlements related to non-core businesses	4,477	3,303	21,751	7,938
Business transformation costs (1)	2,088	—	2,088	—
Net (loss) earnings attributable to noncontrolling interest (2)	(463)	(363)	740	867
Adjusted EBITDA (3)	28,966	34,176	360,168	340,066
Net cash interest expense (4)	(22,398)	(26,973)	(86,695)	(99,366)
Maintenance capital expenditures (5)	(4,754)	(3,903)	(20,169)	(17,019)
Cash paid for income taxes	(379)	(368)	(1,092)	(1,018)
Proceeds from certain asset sales	73	745	2,152	4,113
Distributable cash flow attributable to equity investors (6)	1,508	3,677	254,364	226,776
Less: Distributions accrued or paid to preferred unitholders	16,251	16,250	64,314	65,287
Distributable cash flow attributable to general partner and non-controlling interest	(31)	(74)	(5,087)	(4,536)
Distributable cash flow attributable to Class A and B Unitholders (7)	(14,774)	(12,647)	184,963	156,953
Less: Distributions paid to Class A and B Unitholders (8)	—	49,998	49,998	99,996
Distributable cash flow (shortage) excess (9)	$(14,774)	$(62,645)	$134,965	$56,957

Propane gallons sales
Retail - Sales to End Users	87,148	94,432	602,143	624,316
Wholesale - Sales to Resellers	50,061	47,561	205,890	206,516
Total propane gallons sales	137,209	141,993	808,033	830,832

(1)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(2)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(3)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss (gain) on asset sales and disposals, other income, net, severance costs, legal fees and settlements related to non-core businesses, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(4)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(5)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(6)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(7)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2023 or fiscal 2022.
(9)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow (shortage) excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow (shortage) excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.